Exhibit 3.97

State of Delaware Secretary of State Division of Corporations Delivered 06:16 PM 05/15/2008 FILED 06:08 PM 05/15/2008 SRV 080556262 -3099933 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IAG RESEARCH, INC.

IAG Research, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

A. The name of the corporation is IAG Research, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 2 I, 1999 and the name under which the corporation was originally incorporated is Intermedia Advertising Group, Inc.

B. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, and has been duly adopted by the Board of Directors and the sole stockholder pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. The text of the Amended and Restated Certificate of Incorporation is as follows:

Article I The name of this Corporation (herein called the “Corporation”) is Nielsen IAG, Inc.

Article II The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article III The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) with a par value of $0.0 I per share. All such shares are of one class and are shares of common stock.

Article V The Corporation is to have perpetual existence.

Article VI In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

Article VII Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Article VIII Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

Article IX No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If there is any amendment or revocation of this provision, the liability of any director for any action taken prior to the amendment or revocation will not be affected thereby. Notwithstanding the foregoing, the directors and officers of the Corporation immediately prior to the effective time of the merger of Project Media Acquisition Corp. with and into the Corporation shall be entitled to exculpation and indemnification as set forth in Article VIII of the Eighth Restated Certificate of Incorporation of the Corporation in effect immediately prior to such time to the fullest extent permitted by law.

Article X Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. An indemnitee shall also have the right to be paid by the Corporation the expense (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition to the extent permitted by the DGCL. No amendment or repeal of this provision shall apply to or have any effect on the rights of indemnification of any indemnitee with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal. Notwithstanding the foregoing, the directors and officers of the Corporation immediately prior to the effective time of the merger of Project Media Acquisition Corp. with and into the Corporation shall be entitled to exculpation and indemnification as set forth in Article VIII of the Eighth Restated Certificate of Incorporation of the Corporation in effect immediately prior to such time to the fullest extent permitted by law.

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IN WITNESS WHEREOF, IAG Research, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 15th day of May 2008.

IAG RESEARCH, INC.

By:	/s/ Alan Gould
Name:	Alan Gould
Title:	Co-Chief Executive Officer